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EXHIBIT 18  -  PREFERABILITY LETTER:  ACCOUNTING CHANGE



March 9, 2001

Telecomunicaciones de Puerto Rico, Inc.
1515 F.D. Roosevelt Avenue
Guaynabo, Puerto Rico

Dear Sirs/Madams:

We have audited the consolidated financial statements of Telecomunicaciones de Puerto Rico, Inc. and Subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in your Annual report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 9, 2001, which expresses an unqualified opinion and includes an explanatory paragraph concerning a change in the method of accounting for directory-publishing revenues and related expenses from the amortization method, under which revenues and expenses were recognized over the lives of the directories (generally one year) to the point of publication method, under which directory-publishing revenues and related expenses are recognized on the date that directories are published and substantially delivered. Note 3 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2000 of the point of publication method of accounting for directory-publishing revenues and related expenses. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,


Deloitte & Touche LLP
San Juan, Puerto Rico


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